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EXHIBIT 99.1

QWEST COMMUNICATIONS REPORTS THIRD QUARTER 2003 EARNINGS PER DILUTED SHARE OF $1.05

Qwest Launches $2.25 Billion Tender Offer for Certain QCII, QSC and QCF Notes

	Q3 2003	Q3 2002	% Change
	Unaudited
Operating Revenues (millions)	$3,570	$3,772	(5.4)
Net Income/(Loss) (millions)	$1,831	($123)	nm
Earnings/(Loss) Per Share	$1.05	($0.07)	nm
Total Access Lines (thousands)	16,354	17,042 *	(4.0)

*
Adjusted for 145,000 lines disconnected in connection with the WorldCom bankruptcy

•
Completion of the Second Phase of QwestDex Sale for $4.3 Billion in Gross Proceeds

•
Total Debt Reduced by $4.9 Billion to $21.3 Billion, While Cash and Cash Equivalents Improved by $5.0 Billion to $6.1 Billion Since Third Quarter of 2002

•
Reported Year-to-Date Cash Flow From Continuing Operations of $1.9 Billion and Capital Expenditures of $1.5 Billion

•
Since Initial Roll-Out in Eight States, Nearly 20 Percent of Consumer Lines Now Use Qwest Long-Distance; Total of 1.7 Million Access Lines in Local Service Region

        DENVER, November 19, 2003—Qwest Communications International Inc. (NYSE: Q) today announced third quarter 2003 net income of $1.8 billion, or $1.05 per fully diluted share.

        "We are confident with the foundation of customer service we have built," said Richard C. Notebaert, Qwest chairman and CEO. "We believe that by improving the customer experience and delivering a comprehensive set of voice, data and video solutions, we will become the first choice for customers' communications needs."

Operating Results

        Revenue for the third quarter was $3.6 billion, a 5.4 percent decrease from the third quarter 2002. Third quarter revenues declined primarily because of competitive pressures in local voice and wireless services. These declines were partially offset by growth in data and long-distance services within the local service territory.

        The combination of cost of sales and selling, general and administrative expenses for the third quarter increased $265 million or 9.6 percent compared to the third quarter 2002. One-time charges of $393 million to terminate arrangements with Calpoint and another vendor were recorded in the third quarter of 2003.

        Operating income declined to a loss of $523 million from income of $76 million in the third quarter 2002. The decrease in operating income was primarily due to the pretax charges of $393 million discussed above and a $230 million impairment charge to reflect the anticipated decrease in usage of Qwest's wireless network as a result of the new wholesale wireless arrangement with Sprint. Net income of $1.8 billion included income from discontinued operations and a gain of $2.5 billion following the completion of the second phase of the QwestDex sale.

        "While the industry environment is still challenging, we are seeing signs of stabilization in our business," said Oren G. Shaffer, Qwest's vice chairman and CFO. "We continue to focus on growing profitably and pursuing opportunities to improve our financial strength."

Balance Sheet Strengthened

        In the third quarter, Qwest reduced its total debt by $1.2 billion. This reduction was achieved through payments on its credit facility to reduce the balance from $1.57 billion to $1.25 billion and the repayment in full of the $750 million Dex term loan. The company also reduced debt by $106 million through private debt-for-equity transactions and cash repurchases.

        Year-to-date, as of November 19, 2003, the company has reduced the principal amount of short-term and long-term borrowings by approximately $1.4 billion through debt payments (net of debt issuances), private exchange transactions and cash repurchases. These private transactions included debt-for-stock exchanges of approximately $247 million of QCF bonds for 52 million shares. The company has also exchanged $560 million of QCF bonds for $406 million of new QSC notes and recorded an unamortized premium of $144 million.

        In the quarter, cash and cash equivalents increased approximately $3.3 billion to $6.1 billion. Qwest closed the second phase of the QwestDex sale for gross proceeds of $4.3 billion. For the nine months ended September 30, 2003, Qwest generated cash from operations of $1.9 billion and incurred capital expenditures of $1.5 billion.

Tender Offer Announced

        Today the company launched a tender offer for up to $2.25 billion in aggregate principal amount of certain QCII, QCF and QSC notes. With the successful completion of the tender offer, total debt will have been reduced by over $7 billion since the end of the third quarter of 2002. The company will save more than $100 million annually in net interest expense if it successfully retires the $2.25 billion in debt. The tender offer will be open until December 19, 2003 and includes an incentive for early participation for those holders that tender by December 4, 2003. See the accompanying press release for more details.

Long-Distance Growth Continued

        In the quarter, Qwest added long-distance service to 572,000 access lines in its local service territory. By the end of the third quarter, 1.7 million access lines had Qwest long-distance service. On September 4, the company submitted a filing to the Federal Communications Commission (FCC) for long-distance authority in Arizona, the final state in its local service region. On October 9, the U.S. Department of Justice recommended that the FCC approve Qwest's application to re-enter the long-distance business in Arizona. A final FCC ruling on Arizona is expected in early December.

        Earlier this month, Qwest began using its own network to carry long-distance traffic within its local service territory. Qwest immediately commenced selling advanced business-class services to mid-market and large companies.

DSL Growth Begins to Accelerate

        The company continued with its region-wide DSL expansion efforts during the quarter and introduced or expanded coverage in more than 300 communities and neighborhoods. As of September 30, 2003, Qwest had 577,000 in-region DSL subscribers, which represents a subscriber growth of 41,000 lines, or 7.6 percent, from the previous quarter.

        In August, Qwest announced an agreement with Sony Pictures Digital Networks to provide Qwest's DSL customers with Sony® entertainment and gaming services, providing an integrated broadband experience.

Building Out the Communications Bundle

        Qwest recently launched several initiatives to improve customer satisfaction through bundled services. The company added video services to its bundled offerings when it signed strategic marketing agreements with EchoStar and DIRECTV. Qwest also expanded its wireless offering through a wholesale agreement with Sprint PCS. Qwest will provide nationwide wireless voice and data services with low capital investment by using the enhanced Sprint nationwide wireless network infrastructure.

        On October 31, Qwest introduced its Qwest Freedom™ Plans, the company's first wireless plans to offer coverage areas throughout the continental U.S. The Qwest Freedom Plans give new Qwest Wireless customers the flexibility of wireless coverage beyond the traditional Qwest region. The introduction of the Qwest Freedom Plans allows Qwest to fulfill consumers' need to stay in touch while away from home, and gives Qwest a significant opportunity to grow its customer base. The Qwest Freedom Plans are the first in a series of new offerings from Qwest Wireless, which will include new technology, such as digital photography.

Voice over IP

        Following up on the announcement made earlier this month, the company outlined additional details for its upcoming consumer VoIP deployment. Next month, Qwest will begin offering VoIP services to a select group of consumers in Minnesota. This initiative marks the company's first step in a phased deployment of VoIP services that will continue into 2004.

        In addition, to better address the growing customer demand for these types of services, the company also announced today that it will purchase switches and gateways from Lucent that will upgrade its existing infrastructure and give Qwest greater flexibility to offer VoIP services to consumers and businesses across the U.S.

Conference Call Today

        As previously announced, Qwest will host a conference call for investors and the media today at 9:00 a.m. EDT with Richard C. Notebaert, Qwest chairman and CEO and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/meetings.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 47,000 employees are committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

        Forward-looking statements made within this release contain risks and uncertainties, which could cause actual results to differ materially from those expressed or implied here and on the conference call. Those risks and uncertainties are on file with the SEC. Additionally, we do not adopt analysts' estimates nor do we necessarily commit to updating the forward-looking statements that we make here.

# # #

Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; further delays in making required public filings with the SEC; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Tyler Gronbach 303-992-2155 tyler.gronbach@qwest.com	Stephanie Comfort 800-567-7296 IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—AS REPORTED
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended September 30,			Nine Months Ended September 30,
			% Change			% Change
	2003	2002		2003	2002
REVENUES:	3,570	3,772	(5.4)	10,790	11,666	(7.5)
OPERATING EXPENSES:
Cost of sales	1,925	1,452	32.6	4,812	4,519	6.5
Selling, general and administrative	1,105	1,313	(15.8)	3,475	4,228	(17.8)
Depreciation	677	692	(2.2)	2,030	2,573	(21.1)
Other intangible assets amortization	119	104	14.4	339	469	(27.7)
Goodwill impairment charges	—	—	—	—	8,483	(100.0)
Asset impairment charges	230	—	—	230	10,499	(97.8)
Restructuring and other charges	37	135	(72.6)	67	161	(58.4)

Operating (loss) income	(523)	76	nm	(163)	(19,266)	(99.2)
OTHER EXPENSE (INCOME):
Interest expense—net	437	451	(3.1)	1,321	1,325	(0.3)
Losses and impairment of investment in KPNQwest	—	—	nm	—	1,190	(100.0)
Loss on sales of investments and other investment write-downs	4	3	33.3	13	78	83.3
Gain on early retirement of debt	(15)	—	nm	(44)	(9)	nm
Other income—net	(7)	(6)	16.7	(111)	—	nm

Total other expense—net	419	448	(6.5)	1,179	2,584	(54.4)

Loss before income taxes, discontinued operations and cumulative effect of change in accounting principles	(942)	(372)	(153.2)	(1,342)	(21,850)	93.9
Income tax benefit	256	134	91.0	411	3,179	(87.1)

Loss from continuing operations	(686)	(238)	(188.2)	(931)	(18,671)	95.0

DISCONTINUED OPERATIONS:
Income from and gain on sale of discontinued operations, net of taxes	2,517	115	nm	2,644	268	nm

Income (loss) before cumulative effect of changes in accounting principles	1,831	(123)	nm	1,713	(18,403)	109.3
Cumulative effect of changes in accounting principles, net of taxes	—	—	nm	206	(22,800)	(100.9)

NET INCOME (LOSS)	$1,831	$(123)	nm	$1,919	$(41,203)	104.7

Basic and diluted income (loss) per share	$1.05	$(0.07)	nm	$1.11	$(24.56)	104.5

Basic and diluted average shares outstanding	1,747	1,688	3.5	1,729	1,677	3.1

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,089	$2,253
Restricted cash	12	26
Accounts receivable—net	1,891	2,327
Inventories	84	68
Deferred income taxes	—	898
Prepaid and other	417	489
Assets held for sale	5	347

Total current assets	8,498	6,408
Property, plant and equipment—net	18,363	19,003
Other intangible assets—net	1,536	1,612
Deferred income taxes	38	398
Other assets	2,027	1,924

Total assets	$30,462	$29,345

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$1,031	$2,786
Accounts payable	802	906
Accrued expenses and other current liabilities	2,534	2,008
Advance billings and customer deposits	648	773
Restructuring reserves	101	104
Merger-related reserve	22	22
Current deferred income taxes	150	—
Liabilities associated with discontinued operations	—	296

Total current liabilities	5,288	6,895
Long-term borrowings	20,242	19,754
Post-retirement and other post-employment benefit obligations	3,150	3,075
Deferred taxes, credits and other	2,416	2,451
Stockholders' deficit	(634)	(2,830)

Total liabilities and stockholders' equity	$30,462	$29,345

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Nine Months Ended September 30,
	2003	2002
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS	$1,878	$1,664

INVESTING ACTIVITIES FROM CONTINUING OPERATIONS	$(1,472)	$(2,199)

FINANCING ACTIVITIES FROM CONTINUING OPERATIONS	$(1,094)	$1,019

CASH AND CASH EQUIVALENTS, Ending Balance	$6,089	$1,102

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	As of and for the Three Months Ended September 30,
			% Change
	2003	2002
OPERATING REVENUES:
Local voice	$1,698	1,870	(9.2%)
Long-distance	476	517	(7.9%)
Access	237	235	0.9%

Total voice services	2,411	2,622	(8.0%)
Data and Internet services	996	965	3.2%

Total wireline segment revenues	3,407	3,587	(5.0%)
Wireless segment revenues	152	179	(15.1%)
Other services revenues	11	6	83.3%

Total revenues	$3,570	$3,772	(5.4%)

Capital expenditures (in millions)	$540	$438	23.3%
Total employees(1)	46,701	53,133	(12.1%)
DSL:
Out-of-region subscribers (in thousands)	15	25	(40.0%)
In-region subscribers (in thousands)	577	500	15.4%
Qualified households/businesses (in millions)	4.7	4.0	17.5%
DSL equipped central offices	574	392	46.4%
Subscribers per equipped central office	1,005	1,276	(21.2%)
Wireless/PCS:
Revenues (in millions)	$152	$179	(15.1%)
Subscribers (in thousands)	912	1,084	-15.9%
ARPU (in dollars)	$45	$47	(4.3%)
Penetration	4.06%	4.95%	(18.0%)
Access lines (in thousands):(2)
Business access lines
Retail lines(3)	4,677	5,097	(8.2%)
Resale lines	53	77	(31.2%)
UNE-P	813	498	63.3%
Unbundled loop	564	437	29.1%

Total business access lines	6,107	6,109	(0.0%)

Consumer access lines
Primary line	8,805	9,324	(5.6%)
Additional line	1,333	1,632	(18.3%)
Public line(4)	109	122	(10.7%)

Total consumer access lines	10,247	11,078	(7.5%)

Total access lines	16,354	17,187

Minutes of use from Carriers and CLECs (in millions)	13,966	15,993	(12.7%)
Voice grade equivalent access lines (in thousands):(2)
Business	55,480	51,035	8.7%
Consumer	11,943	12,597	(5.2%)

Total voice grade equivalents	67,423	63,632	6.0%

(1)
Total employees include Qwest Dex employees of 2,637 at September 30, 2002.

(2)
Access line and voice grade equivalent data has been adjusted for prior periods to conform to the current period presentation. A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

(3)
Business retail access line counts include lines sold to interexchange carriers at retail rates, however the revenue for these lines is accounted for in our Wholesale segment.

(4)
Public access lines represent lines serving public payphones.

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QWEST COMMUNICATIONS REPORTS THIRD QUARTER 2003 EARNINGS PER DILUTED SHARE OF $1.05
ATTACHMENT A
ATTACHMENT B
ATTACHMENT C
ATTACHMENT D